CONTACTS: Thomas A. Sterken, Esq., Registered Agent
(206) 623-1900
NEWS RELEASE

HORIZON FINANCIAL CORP.
STOCK TO BE DELISTED FROM NASDAQ

BELLINGHAM, WA – January 12, 2010 – Horizon Financial Corp. (NASDAQ GS: HRZB), announced today that as a result of the recent, previously announced closure of the Company’s wholly-owned subsidiary and principal asset, Horizon Bank, and the expected dissolution or bankruptcy, and liquidation of the Company, trading in the Company’s common stock was halted by The Nasdaq Stock Market starting on Monday January 11, 2010, and the Company was notified by Nasdaq on January 11, 2010, that the Company’s stock will be delisted from Nasdaq on January 21, 2010.  This action is being taken by Nasdaq pursuant to its Listing Rules 5100 and 5450(b)(1)(A).

Contact:
Thomas A. Sterken, Esq.
Keller Rohrback LLP
Registered Agent of Horizon Financial Corp
1201 3rd Avenue, Suite 3200
Seattle, WA 98101
(206) 623-1900